Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS

FIRST QUARTER 2008 RESULTS

Hamden, CT, April 29, 2008 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three months ended March 31, 2008.

Revenues for the first quarter of 2008 were $14.3 million, compared to $11.5 million in the same period a year ago. The Company recorded a GAAP net loss of $(0.7) million in the first quarter of 2008, compared to a GAAP net loss of $(0.2) million in the same period of 2007. The GAAP net loss per share for the three months ended March 31, 2008 was $(0.07) per diluted share, compared to a GAAP net loss of $(0.02) per diluted share in the same period a year ago. The GAAP results for the first quarter of 2008 include $1.9 million of legal fees related to the ongoing litigation against FutureLogic, Inc. Excluding this item, pro forma net income in the first quarter of 2008 was approximately $0.5 million, or $0.06 per diluted share, compared to a pro forma net loss of approximately $(0.2) million, or $(0.02) per diluted share, in the first quarter of 2007. For further information regarding the presentation of pro forma non-GAAP financial measures, please refer to the “Financial Presentation” paragraph below.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, “We are pleased with our results this quarter, which were achieved despite a soft domestic casino market and a difficult overall domestic economic environment. Our sales were up 17% in casino and gaming due primarily to our continued penetration of the domestic casino market and sales growth in our new off-premise international gaming market. In addition, lottery sales more than tripled from the same period a year ago due to improved sales to our key customer. Finally, we experienced higher sales of banking printers despite the credit crisis that we believe is impacting capital spending in the banking industry.

Mr. Shuldman continued, “Building on the first quarter of 2008’s success, in April 2008, IGT selected our Epic 950® printer as its default casino printer. As a result, our Epic 950® printer will now be installed as the standard ticket printer in all new IGT slot machines and video platforms through June 30, 2010. In addition, we recently announced that one of the world’s leading quick service restaurant companies chose our Ithaca® 8000 thermal printer to provide a single printing solution for both receipts at the front of the store and receipt labels in the kitchen for special orders. We expect revenue from both of these customers to begin phasing in during the second quarter of this year, and expect the full sales effect of these orders to begin in the second half of 2008.”

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, “We are already seeing a positive impact from the cost reduction and sales initiative actions we took in 2007, and believe we will continue to see improving results for the rest of 2008. During the first quarter of 2008, excluding legal fees related to the ongoing litigation against FutureLogic, these initiatives helped reduce operating expenses, and, more importantly, drove both revenue and operating margin growth. Further, we continue to have a strong balance sheet, as we ended the quarter with $1.9 million of cash and no debt outstanding under our $20 million revolving credit facility.”

Financial Presentation

The Company has provided pro forma non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct’s core operations. The pro forma non-GAAP measures exclude the effect in the three months ended March 31, 2008 and 2007 of legal fees related to the lawsuit with FutureLogic, Inc. This item has been excluded from pro forma non-GAAP financial measures, as management does not believe that it is representative of underlying trends in the Company’s performance. Its exclusion provides investors and others with additional information to more readily assess the Company’s operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Investor Conference Call / Webcast Details

TransAct will review detailed first quarter 2008 results during a conference call today at 5:00 PM ET. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00 PM ET on Tuesday, April 29 through midnight ET on Tuesday, May 6 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 282166. Investors can also access the conference call via a live webcast on the Company’s Web site at www.transact-tech.com. A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Hamden, CT. For more information on TransAct, visit www.transact-tech.com or call 203.859.6800.

Contacts:

Steven DeMartino, Chief Financial Officer, 203-859-6810

or Tyler Wilson, 646-536-7018 with The Ruth Group

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of the lawsuit between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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TRANSACT TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)	Three months ended March 31, 2008				Three months ended March 31, 2007
	GAAP Basis	Adjustments		Pro Forma Basis	GAAP Basis	Adjustments		Pro Forma Basis
Net sales	$14,285	$—		$14,285	$11,468	$—		$11,468
Cost of sales	9,506	—		9,506	7,715	—		7,715

Gross profit	4,779	—		4,779	3,753	—		3,753

Operating expenses:
Engineering, design and product development	715	—		715	714	—		714
Selling and marketing	1,451	—		1,451	1,642	—		1,642
General and administrative	1,775			1,775	1,847	—		1,847
Legal fees associated with lawsuit	1,897	(1,897	) a	—	3	(3	) a	—

	5,838	(1,897)		3,941	4,206	(3)		4,203

Operating income (loss)	(1,059)	1,897		838	(453)	3		(450)

Other income (expense):
Interest, net	4	—		4	28	—		28
Other, net	2	—		2	(1)	—		(1)

	6	—		6	27	—		27

Income (loss) before income taxes	(1,053)	1,897		844	(426)	3		(423)
Income tax provision (benefit)	(361)	673	b	312	(203)	1	b	(202)

Net income (loss)	$(692)	$1,224		$532	$(223)	$2		$(221)

Net income (loss) per share:
Basic	$(0.07)			$0.06	$(0.02)			$(0.02)
Diluted	$(0.07)			$0.06	$(0.02)			$(0.02)

Shares used in per share calculation:
Basic	9,278			9,278	9,424			9,424
Diluted	9,278			9,365	9,424			9,424

a	Legal expenses of $1,897,000 and $3,000 in the three months ended March 31, 2008 and 2007, respectively, related to the lawsuit with FutureLogic, Inc.
b	The tax effect on the adjustments.

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:

	Three months ended March 31,
	2008	2007
Banking and point-of-sale	$2,733	$2,651
Casino and gaming	4,837	4,131
Lottery	3,610	1,142
TransAct Services Group	3,105	3,544

Total net sales	$14,285	$11,468

TRANSACT TECHNOLOGIES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	March 31, 2008	December 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$1,885	$2,561
Receivables, net	7,001	6,128
Inventories, net	8,855	8,665
Refundable income taxes	51	51
Deferred tax assets	1,529	1,529
Other current assets	400	362

Total current assets	19,721	19,296

Fixed assets, net	6,238	6,338
Goodwill	1,469	1,469
Deferred tax assets	3,400	3,019
Intangibles and other assets, net	448	482

	11,555	11,308

Total assets	$31,276	$30,604

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,511	$4,688
Accrued liabilities	3,170	2,852
Deferred revenue	496	522

Total current liabilities	9,177	8,062

Deferred revenue, net of current portion	236	211
Accrued warranty, net of current portion	116	91
Deferred rent	499	507
Other liabilities	125	125

	976	934

Total liabilities	10,153	8,996

Shareholders’ equity:
Common stock	104	104
Additional paid-in capital	20,089	19,872
Retained earnings	8,757	9,449
Accumulated other comprehensive income, net of tax	168	178
Treasury stock	(7,995)	(7,995)

Total shareholders’ equity	21,123	21,608

Total liabilities and shareholders’ equity	$31,276	$30,604